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                                                                    EXHIBIT 10.7


August 17, 1994



                                                       InControl, Inc.
                                                       6675 185th Avenue N.E.
                                                       Redmond, WA 98052-6734
                                                       Telephone (206) 861-9800
                                                       Facsimile (206) 861-9301

Michel Lussier
19, Ave du Bois Ste. Catherine
1380 Lasme Belgium

Dear Michel:

      Our proposal for you to join InControl is as follows:

Position: Vice President, General Manager, European Operations of InControl, Inc. We will cause you to be elected to the board of directors of InControl Europe, SA, our Belgian subsidiary, of which you will be named "administrateur delegue" or managing director. You will report to the chief executive officer of InControl, Inc. You will perform the services to be provided hereunder in Belgium. You will be responsible for establishing and managing the European operations of InControl.

Compensation for this position is in three areas; salary, equity and other benefits. InControl, Inc. hereby guarantees to you the payment in full of all such amounts, whether designated for payment by InControl Europe, SA or not.

Salary: $120,000 per year ($10,000 per month) net of and without deduction for social charges, personal income and any other applicable taxes or fiscal or parafiscal charges, and payable in monthly installments as is customary in Belgium. This salary will be paid in Belgian Francs at the rate of 36BF/US$ fixed for four years. The exchange rate will then be evaluated and adjusted annually thereafter. InControl will apply for you to have the special tax status of nonresident and will pay the source contributions to the "mutuelle" for independents. We agree to work together to minimize the tax impact of your employment.

Equity: Subject to the approval of the company's Board of Directors, you will be awarded options with a ten year term to purchase 100,000 shares of the company's common stock. These options will be granted to you under the company's 1990
Stock Incentive Plan at a price equal to the fair market value on the date of grant. If you accept this employment offer and enter into a consulting agreement prior to August 25, 1994, we can price these options at $8.25 - the fair market value the stock was priced at the last Board of Directors meeting. The stock vesting schedule set
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Michel Lussier
August 17, 1994
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under the Plan is as follows: No vesting for the first twelve months. At the end of the twelve months, 12/48 of the options will vest, with an additional 1/48 vesting each month thereafter. I previously sent you a copy of the ISO Plan and Agreement for your review. These options will fully vest in the event of a take-over of InControl in which the shareholders of InControl receive cash, stock, or other property in exchange for their shares, under terms to be set forth in such agreement.

Benefits: InControl will provide you and your family with full medical and hospitalization insurance comparable to your present situation. In addition, InControl will provide you with an automobile and cellular phone for business use and will reimburse you for your home telephone and fax. Automobile and cellular phone should be equivalent to your current situation. InControl will also provide a pension plan equivalent to your current plan, which you have indicated, without prejudice, will require a contribution by InControl, Inc. or its affiliates of approximately US$7,000 annually.

Performance Review: All employees receive an annual performance review in February with any compensation adjustments effective March 1. You will be included in this performance review cycle.

Severance Provisions: Your employment with InControl is for an unspecified duration and constitutes "at-will" employment. Your employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option of either you or the company, with a three month written notice.

During the first four years of employment, if you are dismissed for reasons not constituting serious fault ("faute grave") under Belgian employment law, you will be entitled to a one time lump sum payment resulting in a net payment to you after tax (as specified above) of one year's net salary (initially $120,000) plus the three month written notice salary, paid in Belgium and the U.S. in a proportion to minimize tax liabilities. After four years of employment, the Belgian law formula generally applied in employee dismissal cases will apply.

If your dismissal is based on acts of omissions constituting serious fault ("faute grave") under Belgian employment law, you will be entitled to a one time lump sum payment resulting in a net payment to you after tax (as specified above) of six months net salary plus the legal three months notice pay.

It is understood that the severance provisions set forth above are not intended to create an employment relationship under Belgian law, and that the references to Belgian
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Michel Lussier
August 17, 1994
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employment law are intended only to set forth the conditions for application of the contractual severance provisions to which we have agreed. It is further agreed that this severance undertaking constitutes an agreement of InControl, Inc. and is made in order to induce you to accept this appointment as Vice President, General Manager, European Operations of such company.

Confidentiality Agreement: Prior to the start of your employment you will be required by the company to sign a Proprietary Information Agreement in the form previously provided to you. In the event of a conflict between the terms of this letter agreement and the Proprietary Information Agreement, the terms of this letter will control.

Date of Employment: We are interested in you joining InControl as soon as possible and as early as September 1, 1994. We both believe that Medtronic will not want you to stay for a long period of time. It is our understanding that Medtronic may require you to stay for up to six months. Your current plan is to notify Medtronic that you are leaving within three months and they may require you to pay an additional three months to them to compensate them for their loss of your services. In the event this circumstance occurs, InControl will reimburse you for this expense.

You represent and warrant that, other than the notice requirements described above, you have not entered into any agreement that would prohibit or otherwise conflict with your entering into this agreement or performing the services described herein.

Indemnification: You will be indemnified, as all other officers of InControl, Inc. are, under the attached Indemnification Agreement. You will be indemnified under such Indemnification Agreement with respect to any dispute with Medtronic arising from or relating to the matters discussed herein or generally your agreements with InControl, Inc. and its affiliates, except to the extent that such dispute arises from any agreement you have entered into that prohibits or otherwise conflicts with your entering into this letter agreement or performing the services described herein.

Applicable Law; Arbitration: This letter agreement shall be subject to the laws of the state of Delaware, without application of its conflict of laws rules. Any disputes arising in connection with the negotiation or performance of this letter agreement shall be resolved by final and binding arbitration under the International Arbitration Rules of the American Arbitration Association. Such arbitration shall take place in Seattle, Washington, and in English.
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Michel Lussier
August 17, 1994
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I believe this covers our discussion points. We look forward to having you join the InControl team.

Sincerely,

/s/ Kurt C. Wheeler

Kurt C. Wheeler
Chief Executive Officer

Accepted by:

/s/ Michel Lussier                     August 17, 1994
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Michel Lussier                         Date